Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 20, 2021

Registration Statement Nos. 333-231819 and 333-231819-06

*Full Pxing* $1,403.36mm Ford Credit Auto Lease Trust 2021-A (FORDL 2021-A)

Active Joint-Leads: Citigroup (Str.), Credit Agricole, Lloyds; Passive Joint-Leads: Deutsche Bank, Mizuho

Co-Managers: Santander, US Bank, Great Pac, Seelaus

CLS	AMT($MM)	WAL*	F/M	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$PX
A-1	179.000	0.24	F1+/P-1	1-6	07/2021	02/2022	IntL	(6)	0.15602	0.15602	100.00000
A-2	515.000	1.01	AAA/Aaa	6-18	07/2022	07/2023	EDSF	1	0.197	0.19	99.99300
A-3	456.250	1.77	AAA/Aaa	18-25	02/2023	02/2024	EDSF	7	0.267	0.26	99.98793
A-4	99.750	2.13	AAA/Aaa	25-27	04/2023	04/2024	IntS	9	0.305	0.30	99.98980
B	86.840	2.31	AA/Aa1	27-29	06/2023	05/2024	IntS	25	0.477	0.47	99.98500
C	66.520	2.43	A/Aa2	29-30	07/2023	09/2025	IntS	55	0.785	0.78	99.99105

*WAL to Maturity

-- Deal Summary --

Offered Size	: $1,403,360,000 (no grow)
Settle	: 01/25/2021
Offering Format	: Public / SEC Registered
First Pay Date	: 02/16/2021
ERISA Eligible	: Yes
Ratings	: Fitch/Moody’s
Min Denoms	: $1K x $1K
BBG Ticker	: FORDL 2021-A
B&D	: Citi

-- Available Materials --

Preliminary Offering Memorandum (attached)
Intex CDI file (attached)
Intexnet dealname: xFCAT21A; password: 2A92

CUSIP/ISIN

A1 : 34532Q AA6 / US34532QAA67
A2 : 34532Q AB4 / US34532QAB41
A3 : 34532Q AC2 / US34532QAC24
A4 : 34532Q AD0 / US34532QAD07
B : 34532Q AE8 / US34532QAE89
C : 34532Q AF5 / US34532QAF54

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.